                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                                (Amendment No. 4)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               Steven Madden, LTD.
                               -------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.0001 Per Share
                    -----------------------------------------
                         (Title of Class of Securities)

                                    556269108
                                    ---------
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                December 16, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  which is the subject of this  Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f),  or 13d-1(g),  check the following
box: |_|.

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Equity Partners, L.P.                 13-4088890
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       288,937
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          288,937
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                288,937
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.21%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Investros, LLC                        13-4126527
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       288,937
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          288,937
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                288,937
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.21%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James Mitarotonda
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       337,472
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          337,472
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                337,472
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Offshore Fund, Ltd. (BVI)
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           British Virgin Islands
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       48,535
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          48,535
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                48,535
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.37%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Advisors, LLC                         20-0327470
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       48,535
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          48,535
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                48,535
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.37%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Capital Group, L.P.                             13-3635132
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       337,472
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          337,472
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                337,472
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LNA Capital Corp.                                         13-3635168
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       337,472
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          337,472
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                337,472
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                2.58%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                C0
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Parche, LLC                                               13-0870632
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       105,496
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          105,496
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                105,496
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.81%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Admiral Advisors, LLC                                     13-1484525
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       659,348
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          659,348
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ramius Capital Group, LLC                                 13-3937658
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       659,348
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          659,348
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            C4S & Co., LLC                                            13-3946794
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       659,348
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          659,348
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Starboard Value & Opportunity Fund, LLC                   37-1484524
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       553,852
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          553,852
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                553,852
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                4.24%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter A. Cohen
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       none
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        659,348
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          none
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                659,348
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgan B. Stark
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       none
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        659,348
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          none
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                659,348
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jeffrey M. Solomon
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       none
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        659,348
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          none
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                659,348
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Thomas W. Strauss
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       none
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        659,348
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          none
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                659,348
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                659,348
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                5.05%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Partners, LP                                  20-0133443
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       8,600
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          8,600
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                8,600
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.066%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             RJG Capital Management, LLC                              20-0027325
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       8,600
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          8,600
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                8,600
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.066%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO. 556269108

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Ronald Gross
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) /X/

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS                     00
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(D) OR 2(E)                                       |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
                        7)  SOLE VOTING POWER
NUMBER OF                       8,600
SHARES                  --------------------------------------------------------
BENEFICIALLY            8)  SHARED VOTING POWER
OWNED BY                        none
EACH                    --------------------------------------------------------
REPORTING               9)  SOLE DISPOSITIVE POWER
PERSON                          8,600
WITH                    --------------------------------------------------------
                        10) SHARED DISPOSITIVE POWER
                                none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                8,600
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                0.066%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                IN
--------------------------------------------------------------------------------

     This Amendment No. 4 amends and supplements the Schedule 13D filed with the
Securities and Exchange  Commission on July 30, 2004, as amended by that certain
Amendment No. 1 filed on November 12, 2004,  that certain  Amendment No. 2 filed on November 18, 2004 and that certain Amendment No. 3 filed on December 13, 2004
(together,  the  "Statement"),  by and on behalf of Barington  Companies  Equity
Partners, L.P., Barington Companies Investors, LLC, James Mitarotonda, Barington
Companies  Offshore  Fund,  Ltd.  (BVI),  Barington  Companies  Advisors,   LLC,
Barington Capital Group, L.P., LNA Capital Corp., Parche, LLC, Starboard Value &
Opportunity Fund,  Admiral Advisors,  LLC, Ramius Capital Group, LLC, C4S & Co.,
LLC,  Peter A. Cohen,  Morgan B. Stark,  Jeffrey M. Solomon,  Thomas W. Strauss,
LLC, RJG Capital Partners, LP, RJG Capital Management, LLC and Ronald Gross with respect to the common  stock,  par value  $0.0001 per share,  of Steven  Madden,
Ltd., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 52-16  Barnett  Avenue,  Long Island  City,  New York
11104.

Item 4.   PURPOSE OF TRANSACTION.

     The information contained in Item 4 of the Statement is hereby supplemented as follows:

     On December  16,  2004,  Barington  Capital  Group,  L.P.  issued the press release  attached  hereto  as  Exhibit  99.5  announcing  that it  applauds  the appointment of Harold Kahn to the Board of Directors of the Company.

Item 7.   MATERIAL TO BE FILED AS EXHIBITS.

     Item 7 is hereby amended and restated as follows:

Exhibit No. 1       Exhibit Description

99.1      Agreement of Joint Filing among Barington  Companies  Equity Partners,
          L.P., Barington Companies Investors, LLC, James Mitarotonda, Barington
          Companies  Offshore Fund, Ltd.,  Barington  Companies  Advisors,  LLC,
          Barington Capital Group, L.P., LNA Capital Corp., Parche, LLC, Admiral
          Advisors,  LLC,  Ramius Capital  Group,  LLC, C4S & Co., LLC, Peter A.
          Cohen,  Morgan B.  Stark,  Jeffrey  M.  Solomon,  Thomas  W.  Strauss,
          Starboard Value & Opportunity Fund, LLC, RJG Capital Partners, LP, RJG
          Capital  Management,  LLC and Ronald  Gross dated  December  13, 2004.
          (Filed as an exhibit to Amendment No. 3 to the Statement)

99.2      Letter from James A. Mitarotonda of Barington  Capital Group,  L.P. to
          Jamieson A.  Karson,  Vice  Chairman  and Chief  Executive  Officer of
          Steven Madden,  Ltd., dated November 5, 2004.  (Filed as an exhibit to
          Amendment No. 1 to the Statement)

99.3      Letter from James A. Mitarotonda of Barington  Capital Group,  L.P. to
          Jamieson A.  Karson,  Vice  Chairman  and Chief  Executive  Officer of
          Steven Madden,  Ltd., dated November 16, 2004. (Filed as an exhibit to
          Amendment No. 2 to the Statement)

99.4      Letter from James A. Mitarotonda of Barington  Capital Group,  L.P. to
          each of the  outside  members  of the  Board of  Directors  of  Steven
          Madden,  Ltd.,  dated  December  13,  2004.  (Filed as an  exhibit  to
          Amendment No. 3 to the Statement)

99.5      Press Release dated December 16, 2004.

                                   SIGNATURES

     After  reasonable  inquiry  and to the best  knowledge  and  belief  of the undersigned,  the  undersigned  certify that the  information  set forth in this
Statement is true, complete and correct.

Dated:  December 20, 2004

                                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                    By: Barington Companies Investors, LLC,
                                        its general partner

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: Managing Member

                                    BARINGTON COMPANIES INVESTORS, LLC

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: Managing Member

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    James A. Mitarotonda

                                    BARINGTON COMPANIES OFFSHORE
                                    FUND, LTD. (BVI)

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: President

                                    BARINGTON COMPANIES ADVISORS, LLC
                                    By:  Barington Capital Group, L.P., its
                                            managing member
                                    By:  LNA Capital Corp., its general
                                            partner

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: President and Chief Executive Officer

                                    BARINGTON CAPITAL GROUP, L.P.
                                    By:  LNA Capital Corp., its general
                                            partner

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: President and Chief Executive Officer

                                    LNA CAPITAL CORP.

                                    By: /s/ James A. Mitarotonda
                                       ---------------------------------------
                                    Name:  James A. Mitarotonda
                                    Title: President and Chief Executive Officer

                                    PARCHE, LLC
                                    By:  Admiral Advisors, LLC, its managing
                                         member

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:  Authorized Signatory

                                    STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                    By: Admiral Advisors, LLC, its managing
                                        member

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:  Authorized Signatory

                                    ADMIRAL ADVISORS, LLC
                                    By:  Ramius Capital Group, LLC, its
                                         sole member

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:  Authorized Signatory

                                    RAMIUS CAPITAL GROUP, LLC
                                    By:  C4S & Co., its managing member

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:   Managing Member

                                    C4S & CO., LLC

                                    By:  /s/ Jeffrey M. Solomon
                                        -----------------------------------
                                    Name:   Jeffrey M. Solomon
                                    Title:   Managing Member

                                    /s/ Peter A. Cohen
                                    --------------------------------
                                    Peter A. Cohen

                                    /s/ Morgan B. Stark
                                    --------------------------------
                                    Morgan B. Stark

                                    /s/ Jeffrey M. Solomon
                                    --------------------------------
                                    Jeffrey M. Solomon

                                    /s/ Thomas W. Strauss
                                    --------------------------------
                                    Thomas W. Strauss

                                    RJG CAPITAL PARTNERS, LP

                                    By:  RJG Capital Management, LLC,
                                         its general partner

                                    By:  /s/ Ronald J. Gross
                                       ------------------------------
                                    Name:  Ronald J. Gross
                                    Title: Managing Member

                                    RJG CAPITAL MANAGEMENT, LLC

                                    By: /s/ Ronald J. Gross
                                        ------------------------------
                                    Name:  Ronald J. Gross
                                    Title: Managing Member

                                    /s/ Ronald J. Gross
                                    ----------------------------------
                                    Ronald J. Gross

                                                                    EXHIBIT 99.5

FOR IMMEDIATE RELEASE                               CONTACT:
December 16, 2004                                   Ellen Barry / Robin Gilliland
                                                    Brunswick Group
                                                    (212) 333-3810

                 BARINGTON CAPITAL GROUP APPLAUDS APPOINTMENT OF
          HAROLD KAHN TO THE BOARD OF DIRECTORS OF STEVEN MADDEN, LTD.

     New York,  New York,  December  16, 2004 - Barington  Capital  Group,  L.P.
("Barington") announced today that it applauds the appointment of Harold Kahn to the Board of Directors of Steven Madden, Ltd. (Nasdaq: SHOO) (the "Company").

     "We are  delighted  that Steven  Madden,  Ltd. has taken this first step to address our  concerns  by  appointing  Harold  Kahn to its Board of  Directors,"
stated James  Mitarotonda,  Chairman and Chief  Executive  Officer of Barington.
"Hal Kahn is one of the most respected  leaders in the retail and  merchandising sector.  His track record and  experience are  outstanding.  He brings to Steven
Madden, Ltd. much needed management and industry experience."

     "Hal is the type of  accomplished  executive  that the Company could use as its Chief Executive Officer. We look forward to the positive impact that he will have on the Company's plans and performance," Mitarotonda concluded.

     Barington  also stated its hope that the Board will  address  its  numerous other concerns that were outlined in the letter  Barington sent to the Company's
outside   directors   earlier  this  week.  As  one  of  the  Company's  largest stockholders,  Barington is committed  to  improving  shareholder  value for the benefit  of  ALL  stockholders  of  Steven  Madden,  Ltd.,  and  reiterates  its willingness to meet with the Board to discuss ways to address its other concerns in greater detail.

ABOUT BARINGTON CAPITAL GROUP, L.P.

     Barington  Capital  Group,  L.P.  is an  investment  management  firm  that primarily invests in undervalued,  small-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in  assisting  management  teams in creating  or  improving  shareholder  value.
Barington  represents a group of investors  that own 1,005,420  shares of Steven
Madden, Ltd., or approximately 7.7% of the Company's outstanding common stock.

                                    * * * * *

     CERTAIN INFORMATION CONCERNING PARTICIPANTS

     Barington  Capital  Group,  L.P.  ("Barington"),  together  with the  other participants named herein, may make a preliminary filing with the SEC of a proxy statement and an  accompanying  WHITE proxy card to be used to solicit votes for the election of their  nominees at the 2005 annual  meeting of  stockholders  of
Steven Madden, Ltd., a Delaware  corporation (the "Company"),  which has not yet been scheduled.

     IN THE EVENT THAT A  DETERMINATION  IS MADE TO FILE A PROXY  STATEMENT WITH
THE SEC,  BARINGTON STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE
PROXY  STATEMENT  WHEN  IT  IS  AVAILABLE  BECAUSE  IT  WILL  CONTAIN  IMPORTANT
INFORMATION.  SUCH PROXY STATEMENT,  IF FILED, WILL BE AVAILABLE AT NO CHARGE ON
THE SEC'S WEB SITE AT  HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN ANY
SOLICITATION  WILL  PROVIDE  COPIES OF THE PROXY  STATEMENT,  IF FILED,  WITHOUT
CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS'
PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: 800-322-2885
OR PROXY@MACKENZIEPARTNERS.COM.

     The participants in such potential proxy solicitation are anticipated to be
Barington,  Barington  Companies  Investors,  LLC, James Mitarotonda,  Barington
Companies  Offshore  Fund,  Ltd.  (BVI),  Barington  Companies  Advisors,   LLC,
Barington  Companies  Equity  Partners,  L.P., LNA Capital Corp.,  Parche,  LLC,
Starboard Value & Opportunity Fund, LLC, Admiral  Advisors,  LLC, Ramius Capital
Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon,
Thomas W. Strauss,  RJG Capital Partners,  LP, RJG Capital  Management,  LLC and
Ronald Gross (together, the "Participants").

     Information  regarding  the  Participants  and  their  direct  or  indirect interests is available in their  Amendment No. 3 to Schedule 13D,  jointly filed with the SEC on December 13, 2004.

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